AmeriNet Group.com, Inc.

             CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION
                 PREFERENCES & RIGHTS OF CLASS A PREFERRED STOCK

     AmeriNet Group.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in conformity with the requirements of Section 242 of the Delaware General Corporation Law, does by its president and its secretary and under its corporate seal hereby certify as follows:

     WHEREAS, pursuant to the authority vested in the Board of Directors by the certificate of incorporation, the Board of Directors by written consent in lieu of special meeting, on the 12th day of February, 2001,adopted the following resolution:

     NOW THEREFOR BE IT RESOLVED, that the Board of Directors hereby amend the certificate of designation that was filed on July 3, 2000, with the Secretary of State of the State of Delaware, by increasing the authorized shares in such class from 500,000 to 1,000,000 shares as follows:

                  1.1      Designation and amount.

                  The shares of the initial class of Preferred Stock shall be designated "Class A Preferred Stock, (hereinafter sometimes called "Preferred Stock"), and the number of shares for this series will be 1,000,000.


     In Witness Whereof, the Corporation has made under its corporate seal and the hands of its president and secretary, respectively, the foregoing certificate, and the president and secretary have hereunto set their hands and caused the corporate seal of the said corporation to be hereunto affixed this 12th day of February, 2001.


                            AMERINET GROUP.COM, INC.


                              By: /s/ Edward C. Dmytryk
                                Edward C. Dmytryk
                                    President

                                [Corporate Seal]

                            Attest: /s/ Vanessa H. Lindsey
                               Vanessa H. Lindsey
                                    Secretary


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